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                                                                   EXHIBIT 4.1





                               AMENDMENT NO. 4 TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

          This Amendment No. 4 to Amended and Restated Rights Agreement (this "Amendment") is made effective as of the 19th day of May, 2000. This Amendment is an amendment to the Amended and Restated Rights Agreement, dated as of March 17, 1989, as amended effective June 13, 1992, as amended and restated as of December 12, 1997, as amended effective November 24, 1998, as amended effective March 10, 1999, and as amended effective May 19, 1999 (the "Rights Agreement"), between Ocean Energy, Inc., a Texas corporation (formerly known as Seagull Energy Corporation and referred to herein as the "Company"), and Fleet National Bank (f/k/a BankBoston, N.A.) (the "Rights Agent").

                                    RECITALS

          WHEREAS, pursuant to and in compliance with Section 26 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

          NOW THEREFORE, the parties hereto agree as follows:

          Section 1. Amendments. Section 7(a) of the Rights Agreement is amended to provide that the term "Final Expiration Date" shall mean May 21, 2001.

         Section 2. Remainder of Agreement Not Affected. Except as set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed.

          Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          Section 4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.






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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                       OCEAN ENERGY, INC.



                                       By: /s/ Stephen A. Thorington
                                              ---------------------------------
                                               Stephen A. Thorington
                                               Senior Vice President - Finance,
                                               Treasury & Corporate Development



                                       FLEET NATIONAL BANK



                                       By: /s/ MICHAEL J. CONNOR
                                          -------------------------------------
                                       Name:   Michael J. Connor
                                      Title:   Director-Client Administration








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